Exhibit No. 10.9
ASSET PURCHASE AND SALE AGREEMENT
THIS AGREEMENT made as of July 8, 2021.
BETWEEN:
BARNWELL OF CANADA, LIMITED, a body corporate, incorporated under the laws of the State of Delaware in the U.S.A., having an office in the City of Calgary, in the Province of Alberta ("Vendor")
- and -
TOURMALINE OIL CORP., a body corporate incorporated pursuant to the laws of the Province of Alberta and having an office in the City of Calgary, Alberta, ("Purchaser")
WHEREAS Vendor wishes to sell the Assets to Purchaser, and Purchaser wishes to purchase the Assets from Vendor, subject to and in accordance with the terms and conditions of this Agreement.
NOW THEREFORE the Parties agree as follows:
Article 1
INTERPRETATION
1.1Definitions
In this Agreement, unless the context otherwise requires:
(a)"Abandonment and Reclamation Obligations" means all past, present and future Losses and Liabilities and other duties and obligations, whether arising under contract, Applicable Law or otherwise, relating to:
(i)the abandonment of the Wells and restoration and reclamation of the surface sites thereof and any other lands used to gain access thereto;
(ii)the closure, decommissioning, dismantling and removal of the Tangibles, including any structures, buildings, pipelines, facilities, equipment and other tangible depreciable property and assets, together with the restoration and reclamation of the lands on or in which any of the foregoing are or were located and any other lands used to gain access thereto; and
(iii)the restoration, remediation or reclamation of the surface or subsurface of any lands other than those lands described in paragraphs (i) and (ii) and specifically relating to, or used to gain access to, the Assets.
(b)"Accounting Firm" means a nationally or internationally recognized firm of chartered accountants as may be selected by the Parties.
(c)"AER" means the Alberta Energy Regulator, or any successor thereto having jurisdiction over the Assets or certain of them and the operation thereof.

(d)"AFE" means authorities for expenditure, cash calls, operations notices, amounts budgeted pursuant to joint operating agreements, unit agreements, mail ballots and similar notices and calls for funds.
(e)"Affiliate" means with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation), provided that a partnership which is a Party and which is comprised solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates.
(f)"Agreement" means this Asset Purchase and Sale Agreement, including the attached Schedules.
(g)"Applicable Law" means all applicable statutes, laws, rules, orders, regulations, judgments, injunctions, directives, policies, guidelines or other instruments (and all applicable requirements thereunder) of any governmental authority having jurisdiction over the Parties or the Assets, as the same are in effect from time to time.
(h)"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, identified in Schedule “A”.
(i)"Business Day" means a day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, on which banks are open generally to conduct commercial business in Calgary, Alberta.
(j)"Claim" means any claim, demand, lawsuit, action, proceeding, notice of non-compliance or violation, order or direction, arbitration or governmental proceeding or investigation.
(k)"Closing" means the completion of the Transaction.
(l)"Closing Date" means 11:00 a.m. on July 8, 2021.
or any other Business Day and time as Vendor and Purchaser may agree, provided that, following Closing, references to the "Closing Date" shall mean the date and time on which Closing actually occurred.
(m)"Consequential Losses" means any consequential, incidental, punitive, special, exemplary or indirect damages, cost or deferred profits or revenues, loss of business opportunity, losses based on loss of use or other business interruption losses and damages.
(n)"Effective Time" means 8:00 a.m. on July 8, 2021.
(o)"Encumbrance" means a Security Interest, an option to purchase, a farm-out agreement under which earning has not occurred, a royalty, a net profits interest, a carried working interest, a right to convert a royalty to a working interest on payout of a well, a penalty or forfeiture arising as a result of non-participation in a drilling or other operation and any other adverse claim or encumbrance, whether similar or dissimilar to the foregoing.
(p)"Environmental Liabilities" means all past, present and future Losses and Liabilities, Claims and other duties and obligations, whether arising under contract, Applicable Law or otherwise, arising from, relating to or associated with:
(i)Abandonment and Reclamation Obligations;

(ii)any damage, pollution, contamination or other adverse situations pertaining to the environment howsoever and by whomsoever caused and regardless of whether such damage, pollution, contamination or other adverse situations occur or arise in whole or in part prior to, at or subsequent to the date of this Agreement;
(iii)the presence, storage, use, holding, collection, accumulation, assessment, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation, release, emission or discharge of Petroleum Substances, oilfield wastes, water, hazardous substances, environmental contaminants and all other substances and materials regulated under any Applicable Law, including any forms of energy, or any corrosion to or deterioration of any structures or other property;
(iv)compliance with or the consequences of any non-compliance with, or violation or breach of, any Applicable Law pertaining to the environment or to the protection of the environment;
(v)sampling, monitoring or assessing the environment or any potential impacts thereon from any past, present or future activities or operations; or
(vi)the protection, reclamation, remediation or restoration of the environment;
that relate to or arise by virtue of the Assets or the ownership thereof or any past, present or future operations and activities conducted in connection with the Assets or on or in respect of the Lands or any lands pooled or unitized therewith.
(q)"Facilities" means the plant, machinery, equipment, facilities and other tangible depreciable property and assets identified or set forth in Part 3 of Schedule A.
(r)"Final Statement of Adjustments" has the meaning ascribed to that term in Clause 2.5(d).
(s)"GAAP" means generally accepted accounting principles as applied in Canada as of the Effective Time.
(t)"General Conveyance" means an agreement in the form set forth in Schedule B.
(u)"Governmental Authority" means any (i) governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official, and any court, regulatory board or other tribunal, or (ii) individual or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature; having jurisdiction or power over any Person, property, operation, transaction or other matter or circumstance.
(v)"GST" means the goods and services tax provided for in the Excise Tax Act (Canada) and any other tax imposed or levied by the Government of Canada on or in respect of the sale or supply of goods or services in addition to or replacement for such goods and service tax.
(w)"Lands" means all lands identified in Part 1 of Schedule A and, subject to any limitations identified or set forth in Part 1 of Schedule A, including the Petroleum Substances within, upon or under those identified lands.
(x)"Losses and Liabilities" means all losses, costs, expenses, interest, charges, assessments damages, liabilities, obligations, fines and penalties, including all reasonable costs incurred in investigating, defending or negotiating the settlement or resolution of any Claim or threatened Claim, and specifically including reasonable legal and other professional fees and expenses on a "solicitor and his own client" or comparable basis, regardless of whether the foregoing arise in, under or by virtue of common law, in equity, under Applicable Law, under contract, negligence, strict liability, breach of duty or otherwise.

(y)"Miscellaneous Interests" means, subject to the limitations and exclusions below in this definition, all of Vendor's right, title and interest in and to all property and rights that pertain directly to the Petroleum and Natural Gas Rights, the Lands or the Tangibles (excluding the Petroleum and Natural Gas Rights or the Tangibles themselves), including:
(i)the Title and Operating Documents and all other contracts and agreements and all rights in relation thereto;
(ii)Surface Rights;
(iii)the wellbores of the Wells, including down-hole casing for the Wells;
(iv)Permits;
(v)records, files, reports, data, correspondence and other information, including lease, contract, well, production and facilities files and records and emergency response plans; and
(vi)all extensions, renewals, replacements, substitutions or amendments of or to any of the agreements and instruments described in paragraphs (i), (ii) and (iv) above;
however, the Miscellaneous Interests do not include (A) any of the foregoing property or rights to the extent that they include or pertain to any seismic data, include or pertain to Vendor's proprietary technology, evaluations, forecasts or interpretations (whether geological, engineering, economic or otherwise), or are owned or licensed by Third Parties with restrictions that prohibit the sale, transfer or disclosure thereof to Purchaser; or (B) any deposits or other security related to Permits or any operations or royalties pertaining to the Assets.
(z)"Officer's Certificate" means a certificate given by an officer of Purchaser or Vendor, which shall be substantially in the form specified in Schedule C.
(aa)"Party" means a party to this Agreement, and "Parties" means both of the parties to this Agreement.
(ab)"Permits" means, all licences, permits, approvals and authorizations granted or issued by any Governmental Authorities and relating to the construction, installation, ownership, use or operation of the Assets.
(ac)"Permitted Encumbrances" means:
(i)liens for taxes, assessments and governmental charges that are not due and payable or delinquent;
(ii)liens incurred or created in the ordinary course of business as security in favour of a Person that is conducting the development or operation of the property to which such liens relate and that are not due and payable or delinquent,
(iii)mechanics', builders', materialmen's or other similar liens in respect of services rendered or goods supplied for which payment is not yet due and payable or delinquent;
(iv)easements, rights of way, servitudes and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables;
(v)the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, licence, franchise, grant or permit or by any provision of Applicable

Law, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;
(vi)rights of general application reserved to or vested in any Governmental Authority to levy taxes on Petroleum Substances or any of them or the income therefrom, or to control, limit or regulate production rates or the operation or use of any property;
(vii)statutory exceptions to title and the reservations, limitations, provisos and conditions in any original grants from the Crown of any mines and minerals;
(viii)the terms and conditions of the Title and Operating Documents, provided that, any Encumbrance created under or pursuant to any such Title and Operating Documents is listed on Schedule A;
(ix)any Security Interest held by any Third Party over Vendor's interest in the Assets and in respect of which Purchaser has requested, not less than 10 Business Days prior to Closing, and Vendor delivers to Purchaser at or prior to Closing, a release and discharge or no-interest letter;
(x)contracts for the purchase, processing, transportation or storage of Petroleum Substances or for the contract operation of any of the Assets that are terminable without penalty on 31 days or less notice;
(xi)all Encumbrances, obligations, duties, terms and conditions identified or set forth in Schedule “A”.
(ad)"Person" includes any individual, body corporate, partnership (limited or general), trust, trustee, executor or similar official, Governmental Authority or other entity.
(ae)"Petroleum and Natural Gas Rights" means all of Vendor's right, title and interest in and to:
(i)rights in, or rights to explore or drill for and to recover, produce, save and market, Petroleum Substances;
(ii)rights to a share of production of Petroleum Substances therefrom;
(iii)fee simple interests and other estates in Petroleum Substances in situ;
(iv)royalty interests, net profit interests and similar interests in Petroleum Substances or the proceeds of the sale of Petroleum Substances or to payments calculated by reference thereto; and
(v)rights to acquire any of the foregoing in paragraphs (i), (ii), (iii) and (iv);
but, in each case, only insofar as the foregoing relate to the Lands or any lands pooled or unitized therewith.
(af)"Petroleum Substances" means crude oil, natural gas, natural gas liquids and other related hydrocarbons and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including sulphur and coalbed methane.
(ag)"Pre-Closing Period" means the period from the date of this Agreement to the Closing Date.
(ah)"Prime Rate" means the rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of the Canadian Imperial Bank of Commerce as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada.

(ai)"Purchase Price" has the meaning ascribed to that term in Clause 2.3(a).
(aj)"Related Persons" means, in respect to a Party, that Party's Affiliates, together with that Party's and its Affiliates' directors, officers, employees and other personnel and agents.
(ak)"ROFR" means a right of first refusal, right of first offer or other pre-emptive or preferential right of purchase or similar right to acquire the Assets or certain of them that may become operative by virtue of this Agreement or the completion of the Transaction.
(al)"Security Interest" means a pledge, lien, charge, mortgage, assignment by way of security, conditional sale, title retention arrangement or other security interest.
(am)"Specific Conveyances" means all conveyances, assignments, transfers, novations, trust declarations and other documents or instruments, other than and in addition to the General Conveyance, that are reasonably required or desirable, in accordance with normal oil and gas industry practices, to convey, assign and transfer the Assets to Purchaser or Purchaser's nominee and to make Purchaser or Purchaser's nominee a party to, and to novate Purchaser or Purchaser's nominee into, the Title and Operating Documents in the place and stead of Vendor with respect to the Assets.
(an)"Surface Rights" means all rights to occupy, cross or otherwise use or enjoy the surface of the Lands and any lands pooled or unitized therewith or any other lands: (i) upon which the Tangibles are situate, (ii) used in connection with the ownership or operation of the Petroleum and Natural Gas Rights, the Tangibles or the Wells, or (iii) used to gain access to any of the Lands (or any lands pooled or unitized therewith), the Tangibles or the Wells.
(ao)"Take or Pay Obligations" means obligations to sell or deliver Petroleum Substances or any of them without being entitled in due course to receive and retain full payment for such Petroleum Substances.
(ap)"Tangibles" means all of Vendor's right, title and interest in and to all tangible depreciable property, apparatus, plant, equipment, machinery, field inventory and facilities, used or intended for use in, or otherwise useful in exploiting any Petroleum Substances from or within the Lands (whether the Petroleum and Natural Gas Rights to which such Petroleum Substances are allocated are owned by Vendor or by others or both) and located within, upon or in the vicinity of the Lands (or any lands pooled or unitized therewith), including all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, separators, pumps, tanks, boilers, communication equipment and all salvageable equipment pertaining to any Wells listed in Part 2 of Schedule A.
(aq)"Third Party" means any Person other than Vendor or Purchaser.
(ar)"Thirteenth Month Adjustment" means the accounting procedure performed annually by any operator of certain of the Assets for the purpose of redistributing operating expenses, processing fee revenues, royalties and gas cost allowances and other costs, expenses or revenues among the owners or users of those Assets.
(as)"Title and Operating Documents" means:
(i)all leases, subleases, permits and licences (and any replacements, renewals or extensions thereof or leases or other instruments derived therefrom) pertaining to the Lands by virtue of which the holder thereof is granted certain rights with respect to Petroleum Substances within, upon or under the Lands or any lands pooled or unitized therewith or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands pooled or unitized therewith;

(ii)agreements relating to the acquisition, ownership, operation or exploitation of the Petroleum and Natural Gas Rights, Tangibles or the Wells, including:
(A)operating agreements, royalty agreements, farm-out or farm-in agreements, option agreements, participation agreements, pooling agreements, unit agreements, unit operating agreements, sale and purchase agreements and asset exchange agreements;
(B)agreements for the sale of Petroleum Substances that are terminable on 31 days notice or less without early termination penalty or other cost;
(C)agreements pertaining to the Surface Rights;
(D)agreements for the construction, ownership and operation of gas plants, gathering systems and other tangible depreciable property and assets;
(E)service agreements for the treating, gathering, storage, transportation or processing of Petroleum Substances or other substances, the injection or subsurface disposal of other substances, the use of well bores or the operation of any Tangibles or Wells by a Third Party; and
(F)Permits and other approvals, authorizations or licences required under Applicable Law.
(at)"Transaction" means the purchase of the Assets by Purchaser from Vendor on and subject to the terms and conditions, and as more fully described, in this Agreement.
(au)"Wells" means all producing, shut-in, water source, observation, disposal, injection, abandoned, suspended and similar wells, identified or described in Part 2 of Schedule A.
1.2Schedules
Appended to this Agreement are the following Schedules:
Schedule A    -    Part 1: Lands, Petroleum and Natural Gas Rights
        Part 2: Wells
        Part 3: Facilities
Schedule B    -    Form of General Conveyance
Schedule C    -     Form of Officer's Certificate
These Schedules are incorporated into and form part of this Agreement. If any term or condition of such Schedules conflicts or is inconsistent with any term or condition in the main body of this Agreement, the term or condition in the main body of this Agreement shall prevail to the extent of the conflict or inconsistency.
1.3References and Interpretation
Unless otherwise stated or the context otherwise requires:
(a)The use of "Article", "Clause", "sub-clause", "paragraph" and "Schedule", whether or not followed by a number or letter or combination thereof, refers to the applicable article, clause, sub-clause, paragraph or schedule of or to this Agreement.
(b)The division of this Agreement into articles, clauses, sub-clauses, paragraphs and other sub-divisions and the insertion of headings for any of the foregoing are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

(c)When the context reasonably permits, words in this Agreement that suggest the singular shall be construed to suggest the plural and vice versa, and words in this Agreement that suggest gender or gender neutrality shall be construed to suggest the masculine, feminine and neutral genders.
(d)If a derivative form of a term or expression that is already specifically defined in this Agreement is also used in this Agreement, then such derivative form shall have a meaning that corresponds to the applicable defined term or expression.
(e)Terms and expressions that are not specifically defined in this Agreement, but which have generally accepted meanings in the custom and usage of the petroleum and natural gas industry in Western Canada as of the date of this Agreement, shall have such generally accepted meanings when used in this Agreement unless the contrary is specified or provided for elsewhere in this Agreement.
(f)The use of "including" or "includes" or similar words in this Agreement, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items immediately following such word to those or similar items, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words or phrases of similar import) is used, but rather such references shall be construed to refer to all items that could reasonably fall within the broadest possible scope of such general statement, term or matter.
(g)Any reference in this Agreement to another contract, agreement, instrument or other document shall be deemed to refer to such contract, agreement instrument or other document as it has been amended, modified, replaced or supplemented from time to time up to the applicable time.
(h)Any reference in this Agreement to a law, statute, regulation, rule, by-law or other requirement of law or any governmental consent, approval, permit or other authorization shall be deemed to refer to such law, statute, regulation, rule, by-law or other requirement of law or such governmental consent, approval, permit or other authorization as it has been amended, supplemented, re-enacted, varied, amended or otherwise modified or replaced from time to time up to the applicable time.
(i)Any reference in this Agreement to a monetary amount, including the use of the term "Dollar" or the symbol "$", shall mean the lawful currency of Canada unless the contrary is specified or provided for elsewhere in this Agreement. All payments to be made pursuant to this Agreement shall be made in immediately available funds by wire, certified cheque or bank draft.
(j)Any reference in this Agreement to any particular time shall mean the local time in Calgary, Alberta on the relevant day.
(k)Where any payment or calculation is to be made, or any other action is to be taken, on or as of a day that is not a Business Day, that payment or calculation is to be made, or that other action is to be taken, as applicable, on or as of the next following Business Day.
(l)Unless otherwise specified, time periods within or following which any payment is to be made or any act is to be done under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which such period ends.
1.4Meaning of "Gross Negligence" and "Wilful Misconduct"
For the purposes of this Agreement, no act or omission by a Party or its Related Persons shall be construed as gross negligence or wilful misconduct if the act or omission is taken or omitted to be taken at the request or direction of, or with the prior written consent or approval of, the other Party.

1.5Knowledge
In this Agreement, the stated knowledge of a Party consists only of the actual knowledge or awareness, as the case may be, after reasonable inquiry of the current officers and senior managers of such Party, whose normal responsibilities relate to the matter in question in the course of their normal duties, and does not include knowledge, information or belief and awareness of any other Person or any constructive or imputed knowledge. Notwithstanding the foregoing, a Party does not have any obligation to make inquiry of Third Parties or the files and records of any Third Party or Governmental Authority in connection with representations and warranties that are made to its knowledge.
1.6    Withholding Tax
(a)Each Party hereby authorizes the other Party to take any actions necessary to ensure full compliance with section 116 and all other provisions of the Income Tax Act (Canada) to the extent such compliance is made necessary by the transaction contemplated herein, and shall provide to the other Party all reasonable assistance in respect thereof. Specifically, Purchaser shall authorize and provide all necessary assistance to Vendor to enable Vendor to obtain, any and all correct and accurate certificates of compliance which may be required pursuant to subsection 116(4) of the Income Tax Act (Canada).
(b)Vendor and Purchaser acknowledge that pursuant to section 116 of the Income Tax Act (Canada) Purchaser is required to, and is authorized by Vendor to, withhold at Closing one half (1/2) of the Purchase Price (the "Withholding Amount"). As soon as reasonably possible after Closing, Purchaser shall remit the Withholding Amount to the Canada Revenue Agency in accordance with section 116 of the Income Tax Act.
(c)Vendor acknowledges that it may be required to provide notice to the Canada Revenue Agency in respect of the sale of the Assets within ten (10) days of the date of such sale to avoid the imposition of a monetary penalty and, in addition, may be required to file a Canadian income tax return for the taxation year that includes the date of the sale of the Assets. Vendor shall fully comply on a timely basis with any such Canada Revenue Agency obligations, and shall be liable for and shall save, indemnify and hold Purchaser harmless from any loss, harm, prejudice or injury of any kind to Purchaser resulting from its failure to fully comply on a timely basis with such obligations.
(d)The obligations of the Parties pursuant to this Clause 1.6 shall survive Closing.
(e)Vendor's Canada Revenue Agency assigned tax account number is 100401702RC0001.
1.7    Negotiated Transaction
The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Article 2
PURCHASE AND SALE AND CLOSING
1.1Purchase and Sale
Vendor hereby agrees to sell, assign, transfer and convey the Assets to Purchaser, and Purchaser hereby agrees to purchase and receive the Assets on the Closing Date, subject to and in accordance with the terms of this Agreement.
1.2Closing

(a)Subject to all other provisions of this Agreement, Closing shall take place on the Closing Date.
(b)Subject to all other provisions of this Agreement, title to, and beneficial ownership, risk and possession of, the Assets shall pass from Vendor to Purchaser upon Closing.
1.3Purchase Price
(a)The consideration to be paid by Purchaser to Vendor for the Assets (the "Purchase Price") shall be One Million Three-Hundred Thousand Dollars ($1,300,000.00), allocated among the Assets as follows:
(i)to the Petroleum and Natural Gas Rights, $1,040,000.00.
(ii)to the Tangibles, $259,990.00.
(iii)to the Miscellaneous Interests, $10.00.
In the determination of the Purchase Price payable for the Assets, Vendor and Purchaser are in agreement that the extent and value of past, present and future environmental, abandonment or reclamation liabilities related to the Assets is unknown as of the Closing Date, and Vendor and Purchaser have not attributed a specific or agreed to value with regard to either (i) such liabilities, or (ii) the indemnities provided for in this Agreement, nor shall there be any adjustments made to the Purchase Price in relation thereto.
(b)On the Closing Date, Purchaser shall pay to Vendor an amount equal to the Purchase Price, plus or minus, as the case may be, the net amount set forth in the Closing Statement.
1.4GST and Other Sales Taxes
(a)The Purchase Price does not include an amount on account of GST payable in respect of the Transaction. At Closing, Purchaser shall pay to Vendor, in addition to the amounts specified pursuant to Clause 2.3 hereof, all GST payable in respect of the Transaction.
(b)The Parties agree that, as between Vendor and Purchaser, Purchaser is solely liable for and Purchaser shall indemnify, defend and save harmless Vendor and all Vendor Related Persons for any Claims and Losses and Liabilities pertaining to any failure of Purchaser to pay or Vendor to collect any GST at Closing, except to the extent that such penalty, interest or other amounts payable by Vendor is the result of any act or omission by Vendor.
(c)The Parties acknowledge that it is their understanding that no other sales taxes, fees or charges are payable in respect of the Transaction.
1.5Adjustments
(a)All benefits and obligations of any kind or nature received, accruing, payable or paid in respect of the Assets, including maintenance, development, capital and operating costs, royalties and proceeds from the sale of production, shall be apportioned between Vendor and Purchaser on an accrual basis in accordance with GAAP as of the Effective Time, subject to the following:
(i)all rentals and similar payments, all cash advances and all property taxes, freehold mineral taxes and other taxes (excluding taxes based on income, net revenue or capital) paid, payable or levied on or in respect to the Assets, the ownership thereof or Petroleum Substances produced therefrom or allocated thereto shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time;
(ii)all costs relating to any work performed or goods and services provided in respect of the Assets will be deemed to have accrued as of the date the work was performed or the goods or services were provided, regardless of the time at which those costs become payable;
(iii)all deposits, prepaid amounts and other security and financial assurances provided by Vendor to Governmental Authorities or other Third Parties in respect to the Assets, the operation thereof, Petroleum Substances produced therefrom or allocated thereto or services provided in connection therewith do not comprise part of the Assets and shall be for the sole benefit and the account of Vendor;
(iv)all overhead recoveries, operator's fees and similar amounts provided for in the Title and Operating Documents and received or receivable by Vendor as operator of any Assets and relating to the period up to Closing shall be for Vendor's benefit and account, with such amounts received or receivable in respect of the month in which Closing occurs apportioned between Vendor and Purchaser on a per diem basis as of the Closing Date;
(v)Petroleum Substances that were produced from or allocated to the Assets and that were beyond the wellhead as of the Effective Time do not comprise part of the Assets and shall remain the property of, and be for the benefit and the account of, Vendor; and
(vi)no adjustments shall be made on account of any taxes calculated by reference to or assessed based on income, net revenue or capital that are payable by Vendor or Purchaser.
(b)For the purposes of Clause 2.3(a), all adjustments between the Parties pursuant to this Clause 2.5 shall be allocated to the Petroleum and Natural Gas Rights.
(c)Vendor shall prepare a statement based on Vendor's good faith estimate of all adjustments to be made between the Parties (the "Closing Statement") and deliver a copy of such statement, to Purchaser no later than the 3rd Business Day prior to the Closing Date. Vendor shall assist Purchaser in verifying the amounts and adjustments set forth in the Closing Statement.
(d)Within 180 days following Closing, Vendor shall prepare (or cause to be prepared) and deliver to Purchaser a written statement (the "Final Statement of Adjustments") setting forth any adjustments to be made between the Parties that were not included in the Closing Statement or, if included in the Closing Statement, were not accurately included therein, together with the net amount payable by one Party to the other in respect of such adjustments. Except as provided in Clause 2.5(g), no further adjustments shall be made between the Parties after settlement of the adjustments set forth in the Final Statement of Adjustments. Vendor shall assist Purchaser in verifying the amounts and adjustments set forth in the Final Statement of Adjustments.
(e)If Purchaser is of the opinion, acting reasonably, that any change is required to be made to the Final Statement of Adjustments as prepared by Vendor, it shall, within 30 days after the delivery of the Final Statement of Adjustments by Vendor to Purchaser (the "Objection Date"), give written notice to Vendor of any such proposed change, including the amount of such proposed change and other particulars of such proposed change, in reasonable detail. If Purchaser does not notify Vendor of any proposed change on or before the Objection Date, then Purchaser shall be deemed to have accepted the Final Statement of Adjustments.
(f)If Purchaser gives written notice to Vendor of any proposed change to the Final Statement of Adjustments on or before the Objection Date, and if the proposed change is disputed by Vendor and the Parties fail to resolve the dispute within 10 days after receipt by Vendor of such notice, then the Accounting Firm shall be immediately engaged by the Parties to resolve the dispute and the Accounting Firm shall be requested to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within 14 days after the dispute is referred to it. The decision of the Accounting Firm shall be final and binding upon the Parties and shall not be subject to appeal by either Party. Each of Vendor and Purchaser shall be responsible for and shall pay 50% of the fees and expenses of the Accounting Firm.

(g)After delivery of the Final Statement of Adjustments, the Parties shall make further adjustments between them, or correct previously made adjustments made between them, under Clause 2.5(a), but excluding any matters finally resolved by the Accounting Firm, as and when identified by either of the Parties, provided that, no adjustments shall be made under Clause 2.5(a), including corrections to previously made adjustments, more than 1 year after Closing except:
(i)in connection with a Thirteenth Month Adjustment, but only if a claim in respect of such Thirteenth Month Adjustment is made by one Party to the other Party within 2 years after Closing. If such notice is not given within such period, no adjustment in this regard shall be made;
(ii)as a consequence of an audit relating to the Assets that was conducted by a Third Party (other than a Governmental Authority) having rights to do so pursuant to the Title and Operating Documents, but only if a claim in respect of such an audit is made by one Party to the other Party within 2 years after Closing. If such notice is not given within such period, no adjustment in this regard shall be made; or
(iii)an audit initiated by a Governmental Authority, but only if a claim in respect of such an audit is made by one Party to the other Party within 4 years after Closing. If such notice is not given within such period, no adjustment in this regard shall be made.
(h)At any time during the 1 year period immediately following Closing, each Party shall have the right, at its own cost and upon at least 5 Business Days prior notice to the other Party, to examine, copy and audit the accounting and financial records of the other Party relating to the Assets or the operation thereof for the purpose of verifying the calculation or re-calculation of the adjustments provided for in this Clause 2.5, provided that:  in the case of inquiries relating to a Thirteenth Month Adjustment or an audit conducted by a Third Party (other than a Governmental Authority), such period shall extend to the end of the 2 year period immediately following Closing; and  in the case of inquiries relating to an audit initiated by a Governmental Authority, such period shall extend to the end of the 4 year period immediately following Closing. Each Party shall cooperate with the other Party in order to provide reasonable access to its records to the other Party for the purposes of this Clause 2.5(h).
(i)Amounts payable under this Clause 2.5 shall be paid within 30 days of delivery of the Final Statement of Adjustments or receipt of notice by a Party that is liable to pay such amount as provided in this Clause 2.5, subject to the limitations in Clause 2.5(g), provided that, if there is a dispute regarding the liability for or the amount of any permitted (or purportedly permitted) adjustment, the amount in dispute shall become due and payable within 30 days of settlement or other resolution of such dispute. If a Party fails to pay any such amount when it first becomes due and payable, then, in addition to and without prejudice to its obligation to pay such unpaid amount, such Party shall pay to the other Party interest on such unpaid amount calculated at an annual rate of interest equal to the Prime Rate plus 1% on a day-to-day basis for the period from the day on which such unpaid amount first became due and payable, to the day on which payment of such unpaid amount, together with such interest, is received by the other Party.
(j)For avoidance of doubt, the amount payable by the Parties in respect of the adjustments as provided in this Clause 2.5 shall not be subject to, and shall not be counted toward, the limitations of Vendor's Liability provided for in Clause 10.2.
Article 3
CONDITIONS OF CLOSING
1.1Purchaser's Conditions
(a)The obligation of Purchaser to complete the Transaction and purchase the Assets from Vendor is subject to the following conditions precedent, which are inserted into and made part of this Agreement for the exclusive benefit of Purchaser and may be waived only by Purchaser:

(i)the representations and warranties of Vendor set forth in Clauses 5.1 and 5.2, shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) as of the Closing Date, or (iii) as of such other date or dates as specified therein,
(ii)all obligations and covenants of Vendor in this Agreement that are to be performed or complied with prior to or on the Closing Date (other than as otherwise required pursuant to Clause 4.1) shall have been performed or complied with in all material respects;
(iii)on the Closing Date, Vendor shall have duly delivered the agreements, certificates and other instruments and documents required pursuant to Clause 4.1;
(iv)no Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the completion of the Transaction which has not been vacated or dismissed prior to the Closing Date;
(v)during the period between the date hereof and the Closing Date there shall have been no physical damage to the Assets that would have a material adverse effect on the value of the Assets taken as a whole;
(vi)all necessary governmental and other regulatory approvals to the sale of the Assets that are required prior to Closing shall have been obtained without conditions; and
(b)If any of the conditions precedent in Clause 3.1(a) has not been satisfied, complied with or waived by Purchaser at or before the Closing Date, and Purchaser is not otherwise in breach of this Agreement, then Purchaser may terminate this Agreement by written notice to Vendor prior to the Closing Date.
(c)If Purchaser terminates this Agreement as provided in Clause 3.1(b) as a consequence of one or more of the conditions precedent set forth in Clause 3.1(a) not having been satisfied or complied with, Purchaser and Vendor shall be released and discharged from all liabilities and obligations under this Agreement and the further performance of any duties or obligations under this Agreement, except as provided in Clause 10.3.
1.2Vendor's Conditions
(a)The obligation of Vendor to complete the Transaction and sell and convey the Assets to Purchaser is subject to the following conditions precedent, which are inserted into and made part of this Agreement for the exclusive benefit of Vendor and may be waived by Vendor:
(i)the representations and warranties of Purchaser set forth in Clauses 5.1 and 5.4, shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) as of the Closing Date, or (iii) as of such other date or dates as specified therein,
(ii)all obligations and covenants of Purchaser in this Agreement that are to be performed or complied with prior to or on the Closing Date (other than as otherwise required pursuant to Clause 4.2) shall have been performed or complied with in all material respects;
(iii)on the Closing Date, Purchaser shall have duly made and delivered the payments, agreements, certificates and other instruments and documents required pursuant to Clause 4.2;
(iv)all necessary governmental and other regulatory approvals to the sale of the Assets that are required prior to Closing shall have been obtained without conditions; and
(b)If any of the conditions precedent in Clause 3.2(a) has not been satisfied, complied with or waived by Vendor on or before the Closing Date, and Vendor is not otherwise in breach of this

Agreement, Vendor may terminate this Agreement by written notice to Purchaser prior to the Closing Date.
(c)If Vendor terminates this Agreement as provided in Clause 3.2(b) as a consequence of one or more of the conditions precedent set forth in Clause 3.2(a) not having been satisfied or complied with, then Purchaser and Vendor shall be released and discharged from all liabilities and obligations under this Agreement and from the further performance of any duties or obligations under this Agreement, except as provided in Clause 10.3.
1.3Efforts to Fulfil Conditions Precedent
Purchaser and Vendor shall proceed diligently and in good faith and use their reasonable efforts to satisfy and comply with the conditions precedent in Clauses 3.1(a) and 3.2(a) and shall provide the other Party with any reasonable assistance in the satisfaction of and compliance with the conditions precedent in Clauses 3.1(a) and 3.2(a) that the other Party may reasonably request.
Article 4
CLOSING DELIVERIES
1.1Deliveries by Vendor at Closing
On the Closing Date, Vendor shall deliver, or cause to be delivered, to Purchaser:
(a)a General Conveyance duly executed by Vendor;
(b)those of the Specific Conveyances which have been prepared as of the Closing Date;
(c)an Officer's Certificate signed by an officer of Vendor;
(d)releases and registerable discharges, or no interest letters, in respect of all registered Security Interests pertaining to the Assets which have been requested by Purchaser not less than 10 Business Days prior to Closing; and
(e)such other items as may be specifically required hereunder or as may be reasonably requested by Purchaser.
1.2Deliveries by Purchaser at Closing
On the Closing Date, Purchaser shall pay or deliver, or cause to be paid or delivered, to Vendor:
(a)the amount specified in Clauses 2.3(b) and 2.4(a), in the manner contemplated in Clause 1.3(i);
(b)a General Conveyance duly executed by Purchaser;
(c)an Officer's Certificate signed by an officer of Purchaser; and
(d)such other items as may be specifically required hereunder or as may be reasonably requested by Vendor.

1.3Specific Conveyances
(a)Vendor, at its own cost, shall use commercially reasonable efforts to prepare the Specific Conveyances prior to the Closing Date, and to deliver the Specific Conveyances to Purchaser on the Closing Date, provided that, if and to the extent that any Specific Conveyances are not delivered by Vendor to Purchaser on the Closing Date, Vendor shall prepare and deliver to Purchaser the remaining Specific Conveyances as soon as is reasonably practicable after Closing, but in any event no later than 5 Business Days following Closing. It shall not be necessary for Specific Conveyances to have been executed prior to or at Closing by parties thereto other than Vendor and Purchaser.
(b)In respect of any Specific Conveyances that require execution by Third Parties, promptly after Closing or the delivery of such Specific Conveyances after Closing, as the case may be, and, if necessary, the execution of such Specific Conveyances by Purchaser, Vendor shall send out to Third Parties and Purchaser shall co-operate with Vendor and provide all reasonable assistance that Vendor may reasonably request in connection with Vendor's procurement of the execution of such Specific Conveyances by the parties thereto other than Vendor and Purchaser. In respect of any Specific Conveyances that do not require execution by Third Parties, Purchaser shall deliver such Specific Conveyances to the appropriate recipients thereof promptly after Closing or the delivery of such Specific Conveyances after Closing, as the case may be, and, if necessary, execution by Purchaser, including the registration with the appropriate Governmental Authorities of any such Specific Conveyances that require registration.
(c)Except as otherwise expressly stated herein, Purchaser shall bear all costs, fees and deposits of every nature and kind in distributing and registering any Specific Conveyances and in providing any assurances or security required to convey, transfer and assign the Assets to Purchaser and to have Purchaser recognized as the holder thereof.
Notwithstanding the forgoing in this Clause 4.3, in the case of any Specific Conveyances that are transfers of Permits or Crown lease transfers which may be filed electronically with the applicable Governmental Authority, promptly following Closing, Vendor shall submit electronic transfers for such Permits and Crown leases and Purchaser shall accept such electronic transfers from Vendor without delay, provided that, if Purchaser in good faith determines or believes that any of the electronic transfers are not complete and accurate, or the applicable Governmental Authority refuses to process any such transfers because of some defect therein, the Parties shall cooperate to duly complete or to correct such incomplete or inaccurate electronic transfers as soon as practicable and, thereafter, Vendor shall promptly re-submit such electronic transfers and Purchaser shall accept such electronic transfers from Vendor without delay.
(d)If, for any reason, the AER or any other Governmental Authority or any other Third Party requires either Party (hereinafter referred to as "Such Party" in this and the next Clause) to make a deposit, to provide any undertakings, information or other documentation or to take any action as a condition of or a prerequisite for the approval of the transfer of any Permits or the transfer or assignment of any of the Assets to Purchaser, immediately after receiving notice of such requirements and at its sole cost, Such Party shall make such deposits, provide such undertakings, information or other documentation and take such action, as the case may be.
(e)If Such Party fails to make a deposit with the AER or other Third Party, as provided under Clause 4.3(d), within 5 days of Such Party's receipt of notification that such deposit is required, the other Party (hereinafter referred to as the "Other Party" in this Clause) shall have the right, but not the obligation, to make such deposit on behalf of Such Party and Such Party acknowledges and agrees that the Other Party shall be Such Party's agent with full power and authority to make such deposit for and on behalf of Such Party. Such Party shall reimburse the Other Party for the amount of any such deposit made by the Other Party and pay interest on the amount of such deposit at an annual rate equal to the Prime Rate plus one percentage point from the date on which the Other Party paid the deposit to the date on which the reimbursement for such deposit and payment of the corresponding interest is made in full. In addition to all other rights that may be available to the Other Party for the collection of such amounts from Such Party, the Other

Party shall have the right to set-off the amount of any such deposit, including interest as provided in this Clause 4.3(e), against any monies payable by the Other Party to Such Party pursuant to this Agreement.
Article 5
REPRESENTATIONS AND WARRANTIES
1.1Mutual Representations and Warranties
Each of the Vendor and the Purchaser makes the following representations and warranties to the other:
(a)it is a corporation duly formed and existing under the laws of the Province of Alberta and registered to carry on business in the jurisdictions in which the Assets are situated, except where failure to so register would not adversely affect the ability of Vendor to complete the Transaction on the basis contemplated in this Agreement;
(b)it has all requisite power and capacity to sell and convey the Assets in accordance with the provisions of this Agreement;
(c)the execution, delivery and performance of this Agreement by it will not result in any violation of, be in conflict with or constitute a default under: (i) any term or provision of any agreement or instrument to which it is party or by which it is bound; (ii) the constating documents of it; or (iii) any Applicable Law that is specifically applicable to it; except where such conflict or default would not adversely affect the ability of it to complete the Transaction on the basis contemplated in this Agreement;
(d)this Agreement and all other agreements delivered or to be delivered by it in connection herewith constitute, or when delivered shall constitute, legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, subject to all Applicable Law pertaining to bankruptcy, insolvency and creditors' rights and the general principles of equity;
(e)no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement, other than authorizations, approvals or exemptions previously obtained and currently in force or to be obtained as and when required during the Pre-Closing Period; and
(f)it has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the Transaction for which Purchaser shall have any obligation or liability.
1.2Representations and Warranties of Vendor
Vendor hereby makes the following representations and warranties to and in favour of Purchaser:
(a)Vendor is a non-resident of Canada for the purposes of section 116 of the Income Tax Act (Canada);
(b)Vendor is a registrant in respect of GST under the Excise Tax Act (Canada) and its GST registration number is 100401702RC0001;
(c)Vendor has made available to Purchaser or its representatives all relevant records, books, accounts, documents, files, information, materials and filings pertaining to the ownership of the Assets, including all of the relevant Title and Operating Documents and other agreements and documents comprising the Miscellaneous Interests, that are in Vendor's possession and control as at the execution of this Agreement for the purpose of Purchaser's due diligence review of Vendor's title to the Assets;

(d)except for or pursuant to any Permitted Encumbrances:
(i)Vendor has not alienated or encumbered the Assets or any part or portion thereof;
(ii)on the Closing Date, the Assets shall be free and clear of all Encumbrances created by, through or under Vendor; and
(iii)Vendor has done no act or thing whereby any of the Assets may be reduced, cancelled or determined;
(e)Vendor has not received written notice of any default or purported default under any of the Title and Operating Documents included in the Miscellaneous Interests that remains outstanding in any material respect or that has not been remedied in all material respects and, to Vendor's knowledge, there has been no act or omission by Vendor that reasonably could constitute a breach of or a default under a Title and Operating Document that has not been remedied in all material respects or which, if unremedied, could reasonably be expected to have a material adverse effect on the value of the Assets taken as a whole;
(f)Vendor has not received written notice of any breach or purported breach of any Applicable Law pertaining to the Assets or the ownership or operation thereof (excluding any Applicable Law relating to the environment) that remains outstanding in any material respect or that has not been remedied in all material respects and, to Vendor's knowledge, there has been no act or omission by Vendor that reasonably could constitute a breach of any such Applicable Law that has not been remedied in all material respects or which, if unremedied, could reasonably be expected to have a material adverse effect on the value of the Assets taken as a whole;
(g)to Vendor's knowledge, to the extent pertaining to the Assets:
(i)all Crown and lessor royalties and all lease rentals;
(ii)all ad valorem and property taxes, and
(iii)all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of Petroleum Substances or any of them or the receipt of proceeds from the sale thereof;
that became due and payable to Third Parties on or prior to the date of this Agreement have been fully paid, except, in each case, for amounts that are being disputed in good faith;
(h)there are no Take or Pay Obligations pertaining to the Assets;
(i)excluding operating expenses incurred in the normal conduct of operations of the Assets, there are no AFEs or other financial commitments pertaining to the Assets under which individual expenditures in excess of $25,000 are or may be required to be made by Purchaser by virtue of Closing, taking into account, when applicable, the application of Clause 2.5;
(j)excluding notices in respect of any Environmental Liabilities identified by Purchaser prior to the date of this Agreement and in respect of which Purchaser provided written notice to Vendor prior to the date of this Agreement:
    Vendor has not received written notice of any orders or directives from Governmental Authorities that are specific to the Assets or any portion thereof, related to Environmental Liabilities which require any work, repairs, construction or capital expenditures with respect to the Assets which have not been complied with in all material respects;
(ii)Vendor has not received written notice of any demands or notices issued by any Governmental Authority with respect to the breach of any Applicable Law relating to the environment that are specifically applicable to the Assets or any portion thereof which remain outstanding in any material respect;
(k)those Wells listed in Part 2 of Schedule A for which Vendor is operator and, to Vendor's knowledge, those Wells listed in Part 2 of Schedule A for which Vendor is not operator have been operated and, if applicable, abandoned in all material respects in accordance with good oil and gas field practices and the material requirements of Applicable Law during the period or periods in which Vendor has been the operator thereof
(l)the Tangibles for which Vendor is operator and, to Vendor's knowledge, the Tangibles for which Vendor is not operator, have been operated in all material respects in accordance with good oil and gas field practices and the material requirements of Applicable Law during the period or periods in which Vendor has been the operator thereof there are no unsatisfied judgments and no Claims in existence, and to Vendor's knowledge, contemplated or threatened against or with respect to the Assets or the interests of Vendor therein which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise materially adversely affect the Assets;
(m)To the Vendor’s knowledge, there are no material changes to the Assets from the Effective Time to Closing Date that have not been brought to the Purchasers attention;
(n)Vendor does not have a "Licensee Liability Rating" or "LLR" in respect of its assets and interest located in the Province of Alberta, as determined under or pursuant to the applicable AER rules, regulations, guidelines, directives, interim directives and policies that is less than 1.0 and will not have such an "LLR" that is less than 1.0 following Closing and the transfer of the Assets as contemplated in this Agreement; and Vendor is not aware of any fact or circumstance that would prevent or delay the transfer of any Permits relating to or forming part of the Assets as contemplated in this Agreement;
(o)there are no active area of mutual interest or area of exclusion provisions in any of the Title and Operating Documents or other agreements or documents to which the Assets are subject;
(p)subject to: (i) Vendor's other representations and warranties relating to the Assets or the operation thereof made in this Clause 5.1 (including any limitations expressed therein or elsewhere in this Agreement); (ii) the Permitted Encumbrances; (iii) the satisfaction of the obligations required to maintain the Title and Operating Documents in good standing; and (iv) all defects, deficiencies, discrepancies or adverse claims in or affecting the title or interest of Vendor in and to any of the Assets which Purchaser has waived or been deemed to have waived pursuant to the provisions of Article 9 hereof; Purchaser may, for the residue of the term of the Title and Operating Documents, take possession of and use the Assets for its own use and benefit without any interruption by Vendor or any Person claiming by, through or under Vendor.

1.3Limitation Regarding Vendor's Representations and Warranties
(a)Each of Vendor's representations and warranties set forth in Clauses 5.1 and 5.2 is made as of the date of this Agreement, and as of the Closing Date or, in each case, as of such other date or dates as specified therein.
(b)Except as expressly set forth in Clauses 5.1 and 5.2, Vendor makes no representation or warranty regarding:
(i)the accuracy or completeness of any data or information supplied by or on behalf of Vendor under this Agreement or otherwise in connection with the Transaction;

(ii)the Assets, including: (A) the title or interest of Vendor in and to the Assets; (B) the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith; (C) the value of the Assets or the future cash flow therefrom, including any past, present or future Losses and Liabilities, including Environmental Liabilities, pertaining to the Assets; (D) the quality, condition, fitness for any particular purpose or merchantability of any equipment or other tangible depreciable property included in the Assets or of any of the Lands or any lands pooled or unitized therewith; or (E) the effectiveness, standing or condition of any Miscellaneous Interests;
and Vendor hereby expressly negates, and Purchaser hereby waives, all other representations or warranties relating to any such Person, property, circumstance or matter, regardless of whether made directly or indirectly, in verbal, written or electronic form, by Vendor or any of its directors, officers, employees or other personnel, consultants, agents, auditors, counsel or representatives, or implied under or arising by operation of law.
(c)Purchaser acknowledges and confirms that except for the representations and warranties set forth in Clause 5.1 and 5.2, it is acquiring the Assets on an "as is, where is" basis and that it has performed its own due diligence and evaluations and that it has relied, and will continue to rely, upon its own due diligence and evaluations with respect to all matters pertaining to Vendor, the Assets and the Transaction.
(d)If any information and materials pertaining to the Assets delivered or made available by Vendor to Purchaser pursuant to this Agreement includes any evaluations, projections, reports or interpretive or non-factual materials prepared by or for or received by Vendor, Purchaser hereby releases and discharges Vendor from any Claim and all liability to Purchaser and Purchaser's assigns and successors as a result of use or reliance upon them. Purchaser agrees that it will rely solely on its own geological and engineering interpretation analysis related thereto.
1.4Representations and Warranties of Purchaser
Purchaser hereby makes the following representations and warranties to and in favour of Vendor:
(a)Purchaser is not a "non-Canadian" as that term is defined in the Investment Canada Act;
(b)Purchaser does not have a "Licensee Liability Rating" or "LLR" in respect of its assets and interest located in the Province of Alberta, as determined under or pursuant to the applicable AER rules, regulations, guidelines, directives, interim directives and policies that is less than 2.0 and will not have such an "LLR" that is less than 2.0 following Closing and the transfer of the Assets as contemplated in this Agreement; and Purchaser is not aware of any fact or circumstance that would prevent or delay the transfer of any Permits relating to or forming part of the Assets as contemplated in this Agreement;
(c)Purchaser is entering into this Agreement and will acquire the Assets for itself and not as agent or representative for any Third Party; and
(d)Purchaser is a registrant in respect of GST under the Excise Tax Act (Canada) and its GST registration number is 835610825 RT0001.
1.5Limitation Regarding Purchaser's Representations and Warranties
Each of Purchaser's representations and warranties set forth in Clauses 5.1 and 5.4 is made as of the date of this Agreement and as of the Closing Date or, in each case, as of such other date or dates as specified therein.
1.6Survival of Representations and Warranties

Subject to the provisions of Article 8 and Clause 10.2, the respective representations and warranties set forth in Clauses 5.1, 5.2 and 5.4 shall, absent fraud, survive Closing for the 12-month period immediately following Closing.
Article 6
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES
1.1Vendor's Indemnities for Representations and Warranties
From and after Closing and subject to Clauses 6.5, 6.6 and 10.2, Vendor shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Purchaser or any of the Purchaser's Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and keep harmless Purchaser from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, as a consequence of any representations or warranties contained in Clauses 5.1 and 5.2 being untrue or incorrect or of a breach by Vendor of any of its covenants contained in this Agreement that are to be performed or complied with on or prior to the Closing Date, provided that, Vendor shall have no liability under the foregoing assumption of liability and indemnity provided for in this Clause 6.1:
(a)for any act or omission undertaken or omitted to be undertaken by or on behalf of Vendor in connection with Vendor's obligations under Clauses 7.1 and 7.3 that was undertaken or omitted to be undertaken at the request of or with the written consent of Purchaser; or
(b)for any such Losses and Liabilities or Claims in respect of which Purchaser, absent fraud, has not provided written notice thereof in reasonable detail to Vendor within the 12month period immediately following Closing.
1.2Purchaser's Indemnities for Representations and Warranties
From and after Closing and subject to Clauses 6.5 and 6.6, Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of the Vendor's Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and keep harmless Vendor from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, as a consequence of any representations or warranties contained in Clause 5.4 being untrue or incorrect or of a breach by Purchaser of any of its covenants contained in this Agreement that are to be performed or complied with on or prior to the Closing Date, provided that Purchaser shall have no liability under the foregoing assumption of liability and indemnity provided for in this Clause 6.2 for any such Losses and Liabilities or Claims in respect of which Vendor, absent fraud, has not provided written notice thereof in reasonable detail to Purchaser within the 12month period immediately following Closing.

1.3Future Obligations
From and after Closing, Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of the Vendor's Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Vendor and each of the Vendor's Related Persons from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it; which, in either case, arise out of any matter or thing occurring, accruing or arising on and after the Effective Time and which relates to the Assets (excluding any Losses and Liabilities or Claims that pertain to any Environmental Liabilities, which shall be dealt with under Clause 6.4). Notwithstanding the foregoing in this Clause 6.3, nothing in this Clause 6.3 shall be construed so as to require Purchaser to be liable for or to indemnify Vendor or Vendor's Related Persons in connection with any such Losses and Liabilities or any such Claims to the extent arising from:
(a)matters or things for which Purchaser is entitled to indemnification pursuant to Clause 6.1; or
(b)the gross negligence or wilful misconduct of Vendor.
1.4Purchaser's Environmental Indemnity
From and after Closing Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of the Vendor's Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Vendor and each of the Vendor's Related Persons from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, in respect of all past, present and future Environmental Liabilities. This assumption of liability and indemnity shall apply without limit and without regard to the negligence of Vendor or any of the Vendor's Related Persons. The Parties acknowledge that the Purchase Price has taken into account all of the Environmental Liabilities identified by Purchaser prior to the date of this Agreement and in respect of which Purchaser provided notice to Vendor prior to the date of this Agreement and, accordingly, this assumption of liability and indemnity shall apply in respect of all of the Environmental Liabilities. Purchaser hereby waives, and acknowledges and agrees that it shall not exercise, any right or remedy against Vendor or any of the Vendor's Related Persons in respect to any such Environmental Liabilities that Purchaser may otherwise have under Applicable Law, including any right to name Vendor or any of the Vendor's Related Persons as a party to any Claim commenced by Purchaser or by any Third Party in which Purchaser is a party. Notwithstanding the foregoing in this Clause 6.4, nothing in this Clause 6.4 shall be construed so as to require Purchaser to be liable for or to indemnify Vendor or any of the Vendor's Related Persons in connection with any such Losses and Liabilities or any such Claims to the extent arising from matters or things for which Purchaser is entitled to indemnification pursuant to Clause 6.1.
1.5Time Limitation
Absent fraud, neither Party shall make any Claim under or in respect of Clause 6.1 or 6.2 after the expiry of the 12month period immediately following Closing and neither Party shall have any liability under Clause 6.1 or 6.2 unless written notice, with reasonable particulars, of the applicable Losses and Liabilities or Claim has been received by such Party during the 12-month period immediately following Closing.
1.6Limitation of Remedies
(a)From and after Closing the sole remedy available to:
(i)Purchaser in respect to any of Vendor's representations and warranties set forth in Clause 5.1 and 5.2 being untrue or incorrect or a breach by Vendor of any of its covenants in this Agreement that are to be performed prior to or on the Closing Date shall be Vendor's assumption of liability and indemnity provided for in Clause 6.1 and Purchaser hereby releases and waives any and all other Claims or any other remedy or relief that it has or hereafter may have in this regard, whether arising at law, in equity or otherwise; and

(ii)Vendor in respect to any of Purchaser's representations and warranties set forth in Clause 5.4 being untrue or incorrect or a breach by Purchaser of any of its covenants in this Agreement that are to be performed prior to or on the Closing Date shall be Purchaser's assumption of liability and indemnity provided in Clause 6.2 and Vendor hereby releases and waives any and all other Claims or any other remedy or relief that it has or hereafter may have in this regard, whether arising at law, in equity or otherwise.
(b)Nothing in Clause 6.1 shall be construed so as to require Vendor to be liable for or to indemnify Purchaser or any of the Purchaser's Related Persons in connection with any Consequential Losses or any Losses and Liabilities or any Claims to the extent arising as a consequence of the gross negligence or wilful misconduct of Purchaser or any of the Purchaser's Related Persons.
(c)Nothing in Clause 6.2 shall be construed so as to require Purchaser to be liable for or to indemnify Vendor or any of the Vendor's Related Persons in connection with any Consequential Losses or any Losses and Liabilities or any Claims to the extent arising as a consequence of the gross negligence or wilful misconduct of Vendor or any of the Vendor's Related Persons.
Article 7
PRE-CLOSING PERIOD
1.1Maintenance of Assets
(a)During the Pre-Closing Period, to the extent that the nature of Vendor's interests permits, and subject to the Title and Operating Documents and any other agreements and documents to which the Assets are subject, Vendor shall: (i) operate and maintain the Assets in all material respects, in accordance with generally accepted oil and gas industry practices, all Applicable Law pertaining to the Assets and the terms and conditions of the Title and Operating Documents included in the Miscellaneous Interests; (ii) pay or cause to be paid all costs and expenses relating to the Assets which become due and payable during the Pre-Closing Period; and (iii) continue to maintain its insurance coverage in respect of the Assets that is in effect as of the date of this Agreement;
1.2Material Commitments During Interim Period
(a)During the Pre-Closing Period, to the extent that the nature of Vendor's interests permits, and subject to the Title and Operating Documents and any other agreements and documents to which the Assets are subject:
(i)Vendor shall not, without Purchaser's prior consent:
(A)make any commitment or propose, initiate or authorize any individual expenditure with respect to the Assets that is in excess of $25,000, except in the case of an emergency, to protect the environment, protect life or safety or preserve the Assets or title to the Assets, or to the extent required by the order or direction of a Governmental Authority;
(B)surrender or abandon any of the Assets;
(C)terminate or amend, or agree to the amendment of, in any material respect, the terms or conditions of any Title and Operating Documents included in the Miscellaneous Interests;
(D)sell, transfer, assign, encumber or otherwise dispose of, surrender, forfeit or abandon any of the Assets or any part thereof, create any adverse Claims against the Assets or agree to do any of the foregoing except for sales of surplus equipment, materials, supplies and inventory in the ordinary course of business and provided that such proceeds shall be adjusted for pursuant to Clause 2.5;

or agree to do any of the foregoing. For the purposes of this Clause 7.2(a), Purchaser's consent shall be deemed to have been provided if the matters referred to in this Clause 7.2(a) are identified or described in this Agreement or in respect of which Purchaser's consent in writing has been obtained.
(b)During the Pre-Closing Period, without the written consent of Vendor, Purchaser shall not, and shall not be entitled to, propose to Vendor, or to cause Vendor to propose to others, the conduct of any operations on the lands or the exercise of any right or option relative to the Assets.
1.3Lease Rental Payments
(a)Unless otherwise directed by Purchaser, Vendor shall pay on behalf of Purchaser all rentals and shut-in royalty payments for (i) Crown mineral and surface leases which are due and payable on or before May 30, 2021, and (ii) freehold surface leases which are due and payable on or before May 30, 2021. Vendor will be responsible for production accounting for the production month in which Closing occurs. Purchaser shall be responsible for production accounting after such date.
(b)Vendor will be responsible for marketing all production to the last day of the month following the month in which Closing occurs. Vendor shall be entitled to market all such production in accordance with its current marketing policies and agreements pertaining to the Assets, if any. Purchaser shall be responsible for marketing of production after such date.
1.4Purchaser Indemnity
(a)Purchaser shall indemnify and save harmless Vendor from and against all of Vendor's Losses arising as a consequence of Vendor's actions in compliance with the provisions of Clauses 7.1 and 7.2, except to the extent caused by the gross negligence or wilful misconduct of Vendor or its servants, agents or employees. Acts or omissions taken by Vendor or its servants or agents with the approval of Purchaser shall not constitute gross negligence or wilful misconduct for the purposes of this Clause.

Article 8
POST-CLOSING MATTERS
1.1Post-Closing Matters
(a)Following Closing, if and to the extent that Purchaser must be novated into, recognized as a party to, or otherwise accepted as assignee or transferee of Vendor's interest in the Assets or certain of them, including any Title and Operating Documents or other agreements governing or otherwise pertaining to any Assets or the operation thereof, the following provisions shall apply with respect to the applicable Assets until such novation, recognition or acceptance has occurred:
(i)at Purchaser's sole cost and expense, Vendor shall operate and maintain the applicable Assets on behalf of Purchaser as its agent;
(ii)Vendor shall not initiate or authorize any operations with respect to the applicable Assets, except upon the written direction of Purchaser or if Vendor reasonably determines that such operations are required for the protection of life or property, in which case Vendor may take any actions that it reasonably determines are required in the circumstances, provided that, in such latter case Vendor shall promptly notify Purchaser of such actions and Vendor's estimate of the costs and expenses associated therewith;

(iii)Vendor shall promptly provide to Purchaser all AFEs, notices and other information, documents and correspondence relating to the applicable Assets that it receives and shall respond promptly to such AFEs, notices and other information and documents pursuant to the written instructions of Purchaser, but only if such instructions are received on a timely basis, provided that Vendor may, but shall not be obliged to, refuse to follow any such instructions that it reasonably believes to be contrary to Applicable Law or in conflict with any applicable Title and Operating Document or other agreement; and
(iv)as soon as is reasonably practicable following Vendor's receipt thereof, Vendor shall deliver to Purchaser all revenues, proceeds and other benefits received by Vendor and derived from the Assets (excluding any such revenues, proceeds or benefits that relate to matters arising prior to the Effective Time), less the share of the applicable Crown or lessor royalties, operating costs, treating, processing and transportation expenses and any other costs and expenses directly associated with the Assets and the Petroleum Substances produced therefrom or allocated thereto that have been paid or are payable by Vendor, and less any out-of-pocket costs and expenses paid or incurred by Vendor in the discharge of its duties and obligations pursuant to this Clause 8.1.
(b)If and to the extent that Vendor holds or maintains any Assets and takes actions with respect to any Assets on behalf of Purchaser pursuant to this Clause 8.1, then Vendor shall hold the same as bare trustee and be deemed to be the agent of Purchaser in such regard. Purchaser does hereby and shall ratify all actions taken by Vendor or refrained to be taken by Vendor pursuant to the terms of this Clause 8.1 in such capacity, with the intention that all such actions shall be for all purposes deemed to be those of Purchaser.
(c)If Vendor participates in any operations or exercises rights or options in respect to any Assets as the agent of Purchaser pursuant to this Clause 8.1, then Vendor may require Purchaser to secure the costs to be incurred by Vendor on behalf of Purchaser in respect to such operations or pursuant to such election in such manner as may be reasonably appropriate in the circumstances.
1.2Delivery of Title and Operating Documents and Miscellaneous Interests
Within 10 Business Days after Closing or any other day as Vendor and Purchaser may agree, Vendor shall deliver to Purchaser the Title and Operating Documents, and such other agreements and documents to which the Assets are subject, and the original copies of those records, files, reports, data and documents comprising Miscellaneous Interests, which are in the possession and control of Vendor, to the extent they are in physical form. In the case of Vendor's electronic well files, Vendor shall make a digital version of such files available to Purchaser within such time period. Notwithstanding the foregoing in this Clause 8.2: (i) Vendor may make or retain a photocopy, at its own cost, of any original materials delivered to Purchaser under this Clause 8.2; and (ii) if and to the extent any such materials also pertain to assets or interests other than the Assets, photocopies or other copies of such materials may be provided to Purchaser in lieu of original copies.
1.3 Removal of Signs
Within 60 days after Closing, Purchaser shall remove Vendor's name from all signs and remove any other items indicating ownership by Vendor located on, at or near any Wells or Tangibles. If Purchaser fails to remove Vendor's name from such signs or to remove such other items in respect to any such Wells or Tangibles within such period, then Vendor shall have the right, but not the obligation, to remove same and Purchaser shall reimburse Vendor for all reasonable costs incurred by Vendor in doing so.
1.4Limitation of Liability for Post-Closing Operations
(a)Vendor and the Vendor's Related Persons shall have no liability for any Losses and Liabilities paid, incurred or suffered by Purchaser or any of the Purchaser's Related Persons or any Claims made against any of them relating to any operation or maintenance of the Assets after Closing or the discharge by Vendor of its obligations pursuant to the other provisions of this Article 8, except to the extent that any such Losses and Liabilities or any such Claims arise as a direct consequence of the gross negligence or wilful misconduct of Vendor or any of the Vendor's Related Persons, provided that in no event shall Vendor be liable to Purchaser or Purchaser's Related Persons for any Consequential Losses relating to such operation or maintenance of the Assets.
(b)Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of the Vendor's Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Vendor and each of the Vendor's Related Persons from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, as a result of any actions taken or operations conducted in accordance with the other provisions of this Article 8, except to the extent arising as a direct consequence of the gross negligence or wilful misconduct of Vendor or any of the Vendor's Related Persons.
1.5Vendor deemed Purchaser’s Agent
(a)Insofar as Vendor maintains the Assets and takes actions thereto on Purchaser’s behalf pursuant to this Article 8.5, Vendor shall be deemed to have been Purchaser’s agent hereunder. Purchaser ratifies all actions taken by Vendor or refrained from being taken by Vendor pursuant to this Article 8.5 in such capacity during such period, with the intention that all such actions shall be deemed to be Purchaser’s.
(b)Insofar as Vendor participates in either operations or the exercise of rights or options as Purchaser’s agent pursuant to this Article 8.5, Vendor may require Purchaser to secure costs to be incurred by Vendor on Purchaser’s behalf pursuant to such election in such manner as may be reasonably appropriate in the circumstances.
(c)Purchaser shall indemnify Vendor and its representatives against all Losses and Liabilities which Vendor or its representatives may suffer or incur as a result of Vendor maintaining the Assets as Purchaser’s agent pursuant to this Article 8.5, insofar as such losses are not a direct result of the gross negligence or wilful misconduct of Vendor or of its representatives. An action or omission of Vendor or of its representatives shall not be regarded as gross negligence or wilful misconduct to the extent to which it was done or omitted from being done in accordance with the Purchaser’s instructions or concurrence.
Article 9
DUE DILIGENCE REVIEW
1.1Due Diligence
Purchaser acknowledges that it has, prior to the execution hereof, been given an opportunity to: (i) review Vendor's title to the Assets; and (ii) conduct an environmental review of the Assets; and that it has satisfied itself in regard to both Vendor's title to the Assets and all environmental matters relating to the Assets, including any past, present or future Environmental Liabilities. Purchaser expressly waives all defects relating either to Vendor's title to the Assets or to environmental matters relating to the Assets, whether disclosed by Purchaser's review or otherwise. However, nothing in this Clause shall be a waiver by Purchaser of any matters in respect of which it is entitled to indemnification pursuant to Clause 6.1.
Article 10
GENERAL
1.1Notices
(a)The addresses for service of the Parties shall be as follows:

Vendor: Barnwell of Canada, Limited 2410, 500 – 4th Avenue S.W. Calgary, AB T2P 2V6 Attention: Land Department Email: tcowan@octavianoil.ca	Purchaser: Tourmaline Oil Corp. 2900, 250 – 6th Avenue S.W. Calgary, Alberta T2P 3H7 Attention: Land Department Email: Drew.Tumbach@tourmalineoil.com
(b)All notices, communications and statements required, permitted or contemplated in this Agreement shall be in writing, and shall be delivered as follows by personal delivery or courier to a Party at the address or fax number of such Party set out above, in which case the item so served or transmitted shall be deemed to have been received on the date of delivery if such delivery takes place or the item transmitted has been received in its entirety in a legible form prior to 5:00 p.m. on a Business Day. If the actual delivery of such notice occurs after 5:00 p.m. on a Business Day or on a day that is not a Business Day, then such notice shall be deemed to have been received on the first Business Day following the date on which such actual delivery was made or transmission and receipt were completed, as applicable.
(c)A Party may from time to time change its address for service by giving written notice of such change to the other Party.
1.2Limit of Liability
Notwithstanding any other provision in this Agreement, in no event shall the liability of Vendor under or in respect of this Agreement, including all Claims by Purchaser arising out of or in connection with this Agreement, exceed, in the aggregate, an amount equal to the Purchase Price, taking into account all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement. This Clause 10.2 shall survive Closing and any termination of this Agreement.
1.3Confidentiality and Public Announcements
(a)Neither Party may disclose the contents of this Agreement, including the name of the other Party, or any information concerning negotiations leading to this Agreement and the Transaction, without the prior written consent of the other Party. Nothing contained in this Agreement shall prevent a Party from disclosing such information: (i) to any Governmental Authority or to the public, but in either case, only if and to the extent that such disclosure is required under any Applicable Law or any stock exchange rule or policy to which such Party or its Affiliate is subject; (ii) or (ii) if required to obtain the consent to the Transaction by Vendor's lenders or other security holders and, if applicable, to obtain their release of security interests in, or their acknowledgement of "no interest" in, the Assets; provided that, in each such instance, the Party that proposes to make such a disclosure shall advise the other Party of such proposed disclosure and shall use its reasonable efforts to prevent the disclosure of any such information that is not required to be disclosed for the listed purposes. This Clause 10.3(a) shall survive any termination of this Agreement prior to Closing for a period of 1 year following such termination.
(b)The Parties acknowledge that either or both of them may make press releases concerning the Parties' entry into this Agreement promptly after the execution hereof and further press releases promptly after Closing, provided that in no circumstances shall either Party disclose the name of the other Party on any such press release or otherwise. Each Party consents to the inclusion of a generic description of its businesses by the other Party in such other Party's press release(s) in this regard. The Parties agree that a press release issued by either Party may contain some or all of the financial terms of the Transaction. Without derogating from the Parties' rights to make public disclosures under Clause 10.3(a), each of Vendor and Purchaser shall use their reasonable efforts to furnish to the other Party with the proposed content of all press releases concerning this Agreement and the Transaction at least 24 hours prior to the release or publication thereof, but in any event prior to the release or publication with reasonably sufficient time for the other Party to review and comment.

1.4Miscellaneous
(a)Further Assurances: Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
(b)Entire Agreement: The provisions contained in all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement and expresses the entire agreement of the Parties with respect to the subject matter of this Agreement.
(c)Governing Law: This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta. Subject to Clause 2.5(e) and (f), the Parties shall attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.
(d)Assignment; Enurement: This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.
(e)Time of Essence: Time shall be of the essence in this Agreement.
(f)Invalidity of Provisions: In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.
(g)Waiver: No failure on the part of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by other Applicable Law or otherwise conferred. No waiver of any provision of this Agreement, including this Clause 10.4(g), shall be effective otherwise than by an instrument in writing dated subsequent to the date of this Agreement, executed by a duly authorized representative of the Party making such waiver.
(h)Survival; No Merger: The respective representations, warranties, covenants and indemnities of the Parties contained in this Agreement, including all qualifications thereof and limitations thereon, shall not be merged in any assignments, conveyances, transfers and other documents provided for under this Agreement and shall survive Closing to the extent provided in the respective terms thereof.
(i)Amendment: This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date of this Agreement, executed by a duly authorized representative of each Party.
1.5Counterpart Execution
This Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All such counterparts shall together constitute and be construed as one instrument. A signed counterpart provided electronically shall be as binding upon the Parties as an originally signed counterpart.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

BARNWELL OF CANADA, LIMITED		TOURMALINE OIL CORP.
Per:		Per:
	Name: Craig Hopkins Title: President & COO		Name: Drew Tumbach Title: Vice President, Land and Contracts

This is the Execution Page for the Asset Purchase and Sale Agreement dated July 8, 2021, between Barnwell of Canada, Limited as Vendor and Tourmaline Oil Corp. as Purchaser.

Schedule A to an Asset Purchase and Sale Agreement dated July 8, 2021, between Barnwell of Canada, Limited as Vendor, and Tourmaline Oil Corp., as Purchaser.
Part 1:    Lands, Petroleum and Natural Gas Rights

Title Document	Lands & Leased Substances	Working Interest	Expiry Date	Encumbrances
0510090199	077-08W6M: NW 14 (Production from the 100/13-14-077-08W6/00 well only)	28.26069%	(Sec 15)	Crown S/S
5416090064	077-08W6M: SW 23 & W 26 (Production from the 100/13-14-077-08W6/00 well only)	28.26069%	SEP-1-2025	Crown S/S
0503060568	077-08W6M: NW 23 (Production from the 100/13-14-077-08W6/00 well only)	28.26069%	(Sec 15)	Crown S/S GOR: 1% paid on 28.26069% production. (no deductions), Paid to: 869120AB 100% Paid by: Barnwell 100%
0503060568	077-08W6M: NW 23 (Production from the 100/12-23-077-08W6/02 well only)	100%	(Sec 15)	Crown S/S
0503060568	077-08W6M: NW 23 PNG to base Charlie Lake (Excluding the 100/12-23-077-08W6/02 & 100/13-14-077-08W6/00 wells)	100%	(Sec 15)	Crown S/S GOR: 1% paid on 100% production. (no deductions), Paid to: 869120AB 100% Paid by: Barnwell 100%
34698	078-08W6M: NW & S 23 PNG to base Charlie Lake Excl. NG in Gething Excl. 102/08-23-078-08W6M	14.16665%	(Sec 15)	GOR: 1% paid on 14.16665% production. (no deductions), Paid to: 869120AB 100% Paid by: Barnwell 100%
34698	078-08W6M: S & NW 23 (Production from 102/8-23-078-08W6 well only)	14.16665%	(Sec 15)	Crown S/S
34698	078-08W6M: NE 23 PNG to base Charlie Lake Excl. NG in Gething Excl. 100/10-23-078-08W6M Excl. 100/16-23-078-08W6M	BPO: 0% APO: 14.16665%	(Sec 15)	GOR: 1% paid on 14.16665% production. (no deductions), Paid to: 869120AB 100% Paid by: Barnwell 100%

34698	078-08W6M: NE 23 PNG to base Charlie Lake Excl. NG in Gething Excl. 100/16-23-078-08W6	BPO: 0% APO: 14.16665%	(Sec 15)	Crown S/S GOR: 5-15% paid on 97.9167% Production Paid to: Barnwell 28.9361% Paid by: Kelt 100%
34698	078-08W6M: 23 (Production from the 100/16-23-078-08W6 well only)	14.16665%	(Sec 15)	Crown S/S
34698	078-08W6M: 23 NG in Gething Excl. 100/08-23-078-08W6M	9.58335%	(Sec 15)	GOR: 1% paid on 7.18751% production. (no deductions), Paid to: 869120AB 100% Paid by: Barnwell 100%
34698	078-08W6M: S & NW 23 NG in Gething	BPO: 7.18751% APO: 9.58335%	(Sec 15)	Crown S/S
34698	078-08W6M: NE 23 NG in Gething	BPO: 7.18751% APO: 9.58335%	(Sec 15)	Crown S/S

Part 2:    Wells

License Number	UWI	Well Name	Interest
0495593	100/13-14-077-08W6/00	TOURMALINE HZ VALHALLA 13-14-77-8	28.26069%
0397154	100/12-23-077-08W6/00	BARNWELL SPIRITR 12-23-77-8	100%
0397154	100/12-23-077-08W6/02	BARNWELL SPIRITR 12-23-77-8	100%
0281882	100/08-23-078-08W6/00	KELT EXP SPIRITR 8-23-78-8	7.18751%
0288744	102/08-23-078-08W6/00	KELT EXP SPIRITR 8-23-78-8	14.16665%
0288744	102/08-23-078-08W6/02	KELT EXP SPIRITR 8-23-78-8	14.16665%
0268756	100/10-23-078-08W6/00	KELT EXP SPIRITR 10-23-78-8	CONV-GOR
0288489	100/16-23-078-08W6/00	KELT EXP SPIRITR 16-23-78-8	14.16665%
0288489	100/16-23-078-08W6/02	KELT EXP SPIRITR 16-23-78-8	14.16665%
0288489	100/16-23-078-08W6/03	KELT EXP SPIRITR 16-23-78-8	14.16665%

Part 3:    Facilities

License Number	Government Code	Type	Facility Name
W 0397154	ABBT0099422	Single-Well Battery	BARNWELL 12-23-077-08W6
F27495	ABBT0125778	Multi-Well Battery	KELT EXP 10-23-078-08W6
F27495	ABGS0141677	Gas Gathering System	KELT EXP 10-23-078-08W6

Schedule B to an Asset Purchase and Sale Agreement dated July 8, 2021, between Barnwell of Canada, Limited as Vendor, and Tourmaline Oil Corp., as Purchaser.
FORM OF GENERAL CONVEYANCE
GENERAL CONVEYANCE
THIS GENERAL CONVEYANCE made the ___ day of _______________, 2021.
BETWEEN:
BARNWELL OF CANADA, LIMITED a corporation having an office in the City of Calgary, Alberta ("Vendor")
- and -
TOURMALINE OIL CORP., a corporation having an office in the City of Calgary, Alberta ("Purchaser")
WHEREAS pursuant to the provisions of an Asset Purchase and Sale Agreement dated July 8, 202,1 between the Vendor and the Purchaser (the "Sale Agreement"), the Purchaser has agreed to purchase the Vendor's interest in the "Assets", as defined in the Sale Agreement, subject to the terms and conditions set forth in the Sale Agreement;
NOW THEREFORE THIS GENERAL CONVEYANCE WITNESSES that the Vendor and Purchaser agree as follows:
1.Definitions
Unless otherwise defined in this General Conveyance, capitalized words when used in this General Conveyance have the meaning ascribed to them in the Sale Agreement.
2.Conveyance
Pursuant to and for the consideration provided for in the Sale Agreement, Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser Vendor's entire right, title, estate and interest in and to the Assets, and Purchaser hereby purchases and accepts the Assets, to have and to hold the same absolutely, together with all benefits and advantages to be derived therefrom, subject to the terms and conditions of the Sale Agreement.
3.Effective Time
This General Conveyance shall be effective as the date first written above.
4.Subordinate Documents
This General Conveyance is executed and delivered by the parties hereto pursuant to and for the purposes of the provisions of the Sale Agreement and the provisions of the Sale Agreement shall prevail and govern in the event of a conflict between the provisions of the Sale Agreement and this General Conveyance.

5.Enurement
This General Conveyance shall be binding upon and shall enure to the benefit of the parties hereto and their respective administrators, trustees, receivers, successors and permitted assigns.
6.Further Assurances
Each party hereto will, from time to time and at all times hereafter, at the request of the other party but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms of this General Conveyance.
7.Merger
Nothing contained in this General Conveyance shall in any way result in a merger of the terms and conditions of the Sale Agreement with the terms and conditions of this General Conveyance and the parties hereto specifically agree that all such terms and conditions of the Sale Agreement shall continue to apply to the within conveyance.
8.Governing Law
This General Conveyance shall be governed by and construed in accordance with the laws of the Province of Alberta.
9.Counterpart Execution
This General Conveyance may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All such counterparts shall together constitute and be construed as one instrument. A signed counterpart provided electronically shall be as binding upon the parties as an originally signed counterpart.

IN WITNESS WHEREOF the parties hereto have executed this General Conveyance as of the date first written above.

BARNWELL OF CANADA, LIMITED		TOURMALINE OIL CORP.
Per:		Per:
	Name: Craig Hopkins Title: President & COO		Name: Drew Tumbach Title: Vice President, Land and Contracts

Schedule C to an Asset Purchase and Sale Agreement dated July 8, 2021, between Barnwell of Canada, Limited as Vendor, and Tourmaline Oil Corp., as Purchaser.
FORM OF CERTIFICATE FOR VENDOR
TO:    Tourmaline Oil Corp. ("Purchaser")
RE:    Asset Purchase and Sale Agreement dated July 8, 2021 (the "Sale Agreement") between Barnwell of Canada, Limited ("Vendor") and Tourmaline Oil Corp. ("Purchaser")
The undersigned, Craig Hopkins, President & COO of Barnwell of Canada, Limited, hereby certifies, for and on behalf of Vendor and not in his personal capacity, as follows:
1.The undersigned is personally familiar, in his capacity as an officer of Vendor, with the matters hereinafter certified.
2.This certificate is made and delivered pursuant to clause 4.1(c) of the Sale Agreement.
3.The definitions contained in the Sale Agreement are adopted in this Certificate and wherever used shall have the meanings ascribed to them in the Sale Agreement.
4.Each of Vendor's representations and warranties set forth in clauses 5.1 and 5.2 of the Sale Agreement:
(a)    was true and correct in all material respects as of the date of the Sale Agreement; and
(b)    is true and correct in all material respects as of the date of this Certificate;
or, in each case, was true and correct in all material respects as of such other date or dates as specified therein.
5.All obligations and covenants of Vendor to be performed or complied with prior to or on the Closing Date (other than in respect to the agreements, certificates and other instruments and documents to be delivered on the Closing Date by Vendor pursuant to clause 4.1 of the Sale Agreement) have been performed or complied with in all material respect.
DATED at Calgary, Alberta, as of the _____ day of·_____________, 2021.

BARNWELL OF CANADA, LIMITED
Per:
Name: Craig Hopkins Title: President & COO

FORM OF CERTIFICATE FOR PURCHASER
TO:    Barnwell of Canada, Limited ("Vendor")
RE:    Asset Purchase and Sale Agreement dated July 8, 2021 (the "Sale Agreement") between Vendor and Tourmaline Oil Corp. ("Purchaser")
The undersigned, Drew Tumbach, Vice President, Land and Contracts of Tourmaline Oil Corp., hereby certifies, for and on behalf of Purchaser and not in his personal capacity, as follows:
1.The undersigned is personally familiar, in his capacity as an officer of the Purchaser, with the matters hereinafter mentioned.
2.This certificate is made and delivered pursuant to clause 4.2(c) of the Sale Agreement.
3.The definitions contained in the Sale Agreement are adopted in this Certificate wherever used shall have the meanings ascribed to them in the Sale Agreement.
4.Each of the respective representations and warranties of Purchaser set forth in clauses 5.1 and 5.4 of the Sale Agreement:
(a)    was true and correct in all material respects as of the date of the Sale Agreement; and
(b)    is true and correct in all material respects as of the date of this Certificate;
or, in each case, was true and correct in all material respects as of such other date or dates as specified therein.
5.All obligations and covenants of Purchaser to be performed prior to or on the Closing Date (other than in respect to the payments, agreements, certificates and other instruments and documents to be made and delivered on the Closing Date by Purchaser pursuant to clause 4.2) have been timely performed in all material respects.
DATED at Calgary, Alberta, as of the _____ day of·_____________, 2021.

TOURMALINE OIL CORP.
Per:
Name: Drew Tumbach Title: Vice President, Land and Contracts